Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Amedisys, Inc.:

We consent to the incorporation by reference in the registration statements Nos. 333-47763, 333-88960, 333-97625 and 333-111062 on Forms S-3 and the registration statements Nos. 333-60535, 333-51704 and 333-53786 on Forms S-8 of Amedisys, Inc. of our report dated July 14, 2004 with respect to the combined Statement of Direct Revenues and Direct Operating Expenses of the Acquired Entities for the year ended December 31, 2003, which report appears in the July 14, 2004, report on Form 8-K/A of Amedisys, Inc.

/s/ KPMG LLP

Baton Rouge, Louisiana
July 14, 2004